Coty Announces Strategic Partnership with KKR; Reports 3Q Fiscal Results
Coty to receive immediate $750 million convertible preferred equity investment from KKR

Coty and KKR sign a Memorandum of Understanding for KKR to acquire a majority stake in Coty’s Professional Beauty and Retail Hair Businesses; Transaction could result in additional cash proceeds of approximately $3 billion

Coty reports 3Q fiscal results with revenues in line with previous market guidance and announces plans to reduce fixed costs by $700 million
NEW YORK - May 11, 2020 -- Coty Inc. (NYSE: COTY) (“Coty” or the “Company”) today announced a strategic partnership with global investment firm KKR which will provide the Company with an initial investment of $750 million through the sale of convertible preferred shares to KKR. Additionally, Coty and KKR signed a Memorandum of Understanding (“MOU”) for the sale of a majority in Coty’s Professional Beauty and Retail Hair Businesses including the Wella, Clairol, OPI and ghd brands (together, “Wella”) at a contemplated enterprise value of $4.3 billion, or 12.3x 2019 EBITDA. Coty also announced its financial results for the third quarter of fiscal year 2020, ended March 31, 2020, including comprehensive plans to reduce fixed costs by $700 million.

Under the terms of the MOU, Coty will carve out Wella into a standalone company in which KKR will acquire a 60 percent stake and Coty will retain the remaining 40 percent interest. The contemplated majority divestment of Wella would result in Coty receiving additional cash proceeds of approximately $3 billion. On signing of the Wella transaction,, KKR will also make an incremental convertible preferred investment of $250 million in Coty. Together with the initial $750 million investment, these transactions will result in significant deleveraging of Coty’s balance sheet and position the company for long-term growth and investment in its core portfolio. Coty’s mass beauty business in Brazil will remain a fully owned business of Coty.

Peter Harf, Founding Partner of JAB and Chairman of Coty, commented: “We are thrilled to enter into this strategic partnership with KKR, one of the world’s preeminent investment firms with an exemplary track record of value creation. Their investment and partnership will be instrumental to strengthening Coty’s balance sheet and helping the company to achieve long-term growth in shareholder value.”

Johannes Huth, Partner and Head of KKR EMEA, said: “Coty is a leader in the attractive global beauty market with iconic brands, global presence and scale, and a strong track record of innovation and growth. We are excited to form this partnership to invest in Coty to support it through this period of unprecedented global uncertainty and allow it to emerge as a stronger, more agile business, and to acquire a majority stake in Wella, a market leader with a strong portfolio of brands in the attractive professional hair market where we see significant opportunities to accelerate growth in partnership with its experienced leadership team. We look forward to working towards the establishment of a lasting and value-creating strategic partnership.”

Pierre-André Terisse, Coty COO and CFO added: “Today’s announcement with KKR provides an increased sense of energy and excitement for all of us at Coty. As part of a number of steps to continue Coty’s transformation, the strategic partnership with KKR is clearly the most game-changing. We will see immediate improvement to our balance sheet and are in the final stages of finalizing a 60/40 partnership for our Professional Beauty and Retail Hair businesses. In the shadow of a global lockdown, we have also announced a comprehensive plan to reduce fixed costs by $700 million, which allows us to confirm our target to reach mid teens operating margins by FY23. Overall, this alliance and the steps we are taking to strengthen our businesses will be key elements of our transformation.”

Strategic Transaction with KKR

Effective immediately, Coty has agreed to issue $750 million of convertible preference shares and KKR is fully subscribing to the issue. These shares will carry a coupon of 9% and will be convertible into Coty shares at $6.24, equating to a 20% premium to Coty’s closing stock price on May 8, 2020 of $5.20. KKR will be entitled to two seats on Coty’s Board of Directors following the completion of the transaction.

Simultaneously, Coty and KKR have signed an MOU and are engaged in exclusive talks to form a partnership for Wella at an enterprise value of $4.3 billion, in which KKR is expected to own 60 percent and Coty 40 percent, subject only to completion of limited confirmatory due diligence and execution of definitive documentation. Upon signing of the Wella transaction, Coty will issue $250 million of additional convertible preference shares to KKR with the same coupon and strike price provisions as the first $750 million tranche, resulting in incremental total proceeds of $3.3 billion. KKR is making its investment primarily from its flagship North American and European private equity funds, Americas Fund XII and European Fund V.

AFW LP and Credit Suisse are serving as financial advisors to Coty, and Skadden, Arps, Slate, Meagher & Flom LLP are serving as legal counsel to Coty.

Medium Term Outlook

Assuming the successful completion of the KKR partnership, Coty’s expanded $700 million fixed cost reduction program will make the Company more competitive. Coty continues to target operating margins in the mid-teens by FY23.

Financial Results

Highlights

•3Q20 net revenue decreased 23.2%, with 19.5% organic LFL decline, in-line with recent update
•3Q20 adjusted operating income was $0.1 million, weighed down by significant operating deleverage, with an adjusted EPS of $(0.08)
•Strong immediate liquidity position of $1.3 billion in cash on hand
•Secured holiday on leverage covenant for next 4 quarters, with no change in funding costs
•Comprehensive plan to reduce fixed cost by $700 million (approximately 25% of the current fixed cost base) over the next 30 months by amplifying the turnaround plan across the organization, including supply chain and controllable fixed costs, with over 2/3 of the savings incremental to the original turnaround plan

Results at a glance	Three Months Ended March 31, 2020			Nine Months Ended March 31, 2020
		Change YoY			Change YoY
(in millions, except per share data)		Reported Basis	Organic (LFL)		Reported Basis	Organic (LFL)
Net revenues	$1,528.0	(23)%	(20)%	$5,815.8	(11)%	(7)%
Operating income - reported	(258.8)	<(100%)		(97.4)	87%
Operating income - adjusted*	0.1	(100)%		479.8	(31)%
Net income (loss) - reported	(271.6)	<(100%)		(240.4)	76%
Net income - adjusted*	(61.7)	<(100%)		194.0	(47)%
EPS (diluted) - reported	$(0.36)	>100%		$(0.32)	>100%
EPS (diluted) - adjusted*	$(0.08)	(162)%		$0.25	(48)%

* These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (EBITDA),” "immediate liquidity," and “net debt,” are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•3Q20 reported net revenues of $1,528.0 million decreased 23.2% year-over-year, including a negative foreign exchange (FX) impact of 2.3%. Like-for-like (LFL) revenue decreased 19.5%. The LFL performance was driven by LFL declines in the Asia Pacific segment of 34.8%, EMEA of 20.1%, Americas of 18.8%, and Professional Beauty of 11.9%.
•While Asia Pacific performance weakness began at the start of the quarter, driven by pressure in China and Asia Travel Retail, deterioration in the performance of the remaining segments began over the course of

March in conjunction with the global lockdowns, resulting in LFL declines in the month of March of over 30%.
•Year-to-date reported net revenues of $5,815.8 million decreased by 11.0%, with a LFL revenue decline of 6.7%.

Gross Margin:
•3Q20 reported gross margin of 59.6% decreased by 320 bps from the prior-year period, while the adjusted gross margin of 60.3% decreased by 260 bps, primarily due to the decline in sales volume related to COVID-19, increased excess and obsolescence expense, and underutilization expenses related to shutdown of certain manufacturing plants.
•Year-to-date reported gross margin of 61.9% increased 30 bps from the prior year, while the adjusted gross margin of 62.1% increased by 30 bps.

Operating Income:
•3Q20 reported operating loss of $258.8 million decreased versus a 3Q19 reported operating income of $85.5 million, due to lower sales, reduced gross profit, as well as acquisition related expenses of $49.3 million, restructuring and other business realignment costs of $81.6 million, and impairment charges of $40.4 million, partially offset by lower A&CP expenses.
•3Q20 adjusted operating income of $0.1 million declined from $229.5 million in the prior year. The adjusted operating margin of 0.0% decreased from 11.5% the prior-year period. This operating margin decline was driven by the lower gross margin, fixed cost deleverage, and the negative impact from transactional FX.
•Year-to-date reported operating loss of $97.4 million improved compared to reported operating loss of $739.8 million in the prior year due to an impairment charge of $977.7 million in the prior year. Year-to-date adjusted operating income of $479.8 million declined by 30.7% from the prior year, with a margin of 8.2%.

Net Income:
•3Q20 reported net loss was $271.6 million compared to a reported net loss of $12.1 million in the prior-year period. The adjusted net loss of $61.7 million decreased from adjusted net income of $101.6 million in 3Q19, reflecting the breakeven adjusted operating income and $74 million of interest expense, partially offset by an adjusted tax benefit.
•Year-to-date reported net loss of $240.4 million improved from a reported net loss of $984.8 million in the prior-year, while the adjusted net income of $194.0 million decreased from $364.0 million in the prior year.

Earnings Per Share (EPS):
•3Q20 reported loss per share was $0.36 compared to a reported loss per share of $0.02 in the prior year period. The adjusted loss per share of $0.08 decreased year-over-year due to the aforementioned decrease in adjusted net income.
•Year-to-date reported loss per share of $0.32 improved from a reported loss per share of $1.31 in the prior-year, and the adjusted EPS of $0.25 declined from $0.48 in the prior-year.

Operating Cash Flow:
•In 3Q20, net cash used in operating activities was $257.5 million, compared to net cash provided by operating activities of $213.7 million in the prior year period. The decline in operating cash flow was pressured by the significant profit decline on top of a seasonal weaker cash quarter, as well as the prior year impact of working capital management initiatives, particularly related to receivables factoring arrangements and timing of payables which have a lower incremental impact in the current year. Year-to-date operating cash flow totaled $204.5 million, down $246.9 million from the prior year period.
•Our 3Q20 free cash outflow of $318.9 million declined from a free cash inflow of $142.1 million in the prior year period, reflecting the operating cash flow decrease, partially offset by a $10.2 million decrease in capex. Year-to-date 3Q20 free cash outflow of $1.9 million decreased from an inflow of $120.5 million in the prior year.

Net Debt and Dividend:
•Net debt of $8,147.4 million on March 31, 2020 increased by $941.5 million from the balance of $7,205.9 million on December 31, 2019. The net debt increase was mainly driven by the payment, net of cash acquired, of $592.2 million for the Kylie Beauty transaction, the seasonal working capital needs, and dividend cash payment of $66.5 million.
•This resulted in a last twelve months Net debt to adjusted EBITDA ratio of 7.3x, an increase from the 5.3x reported ratio as of December 31, 2019. Coty's covenant leverage ratio at the end of Q3 was well below the permitted leverage level of 5.95x. Coty recently amended its credit agreement, including a waiver on leverage covenants for the next 4 quarters through 3QFY21.
•As Coty focuses on preserving cash in this critical time, the Company is suspending the dividend through April 1, 2021 or until such later date that it reaches a leverage ratio of 4x.

Third Quarter Fiscal 2020 Business Review by Segment

Americas

	Three Months Ended March 31, 2020			Nine Months Ended March 31, 2020
	Actual	Reported Basis YoY	LFL	Actual	Reported Basis YoY	LFL
Net Revenues	$492.6	(15.3)%	(18.8)%	$1,689.0	(11.0)%	(11.3)%

	Reported	Adjusted		Reported	Adjusted
Operating Income	$(16.8)	$12.9		$20.0	$86.8
Operating Margin	(3.4)%	2.6%		1.2%	5.1%

In 3Q20, reported Americas net revenues of $492.6 million decreased by 15.3% versus the prior year. On a LFL basis, Americas net revenues decreased by 18.8% primarily due to the outbreak of COVID-19 and related store closures.

For much of 3Q20, results were trending in line with our expectations, and we continued to make progress against our turnaround plan. The broad-based store closures and declining traffic in open retailers over the course of March significantly impacted results across all major markets, resulting in prestige brand sales declining over 30% and mass brands declining in the mid-teens. Against these store closures, part of the demand shifted to e-commerce channels, with very strong e-commerce growth in our mass and prestige brands.

Key operational progress amongst our mass beauty brands included a stabilization of CoverGirl's U.S. market share in brick & mortar supported by the success of the new Clean Fresh product line and growing Cover Girl market share on Amazon, as well as strong market share gains for Sally Hansen aided by core properties and the new good.kind.pure launch. In addition, our prestige brands maintained their strong share on- and off-line, with particularly strong performance for CK Everyone.

The reported sales for the Americas segment benefited from the first quarter of contribution from the Kylie Beauty partnership. The brand had solid sales and profit performance in the quarter, with particular strength in the Kylie Skin line.

The Americas segment reported an operating loss of $16.8 million compared to reported operating income of $36.4 million in the prior-year period. 3Q20 adjusted operating income was $12.9 million, down from $56.4 million in the prior year, driven by the lower sales and resultant operating deleverage. The 3Q20 adjusted operating margin was 2.6% versus 9.7% in 3Q19.

EMEA

	Three Months Ended March 31, 2020			Nine Months Ended March 31, 2020
	Actual	Reported Basis YoY	LFL	Actual	Reported Basis YoY	LFL
Net Revenues	$550.6	(22.0)%	(20.1)%	$2,229.7	(7.3)%	(4.9)%

	Reported	Adjusted		Reported	Adjusted
Operating Income (Loss)	$(47.4)	$(13.8)		$108.8	$210.6
Operating Margin	(8.6)%	(2.5)%		4.9%	9.4%

In 3Q20, reported EMEA net revenues of $550.6 million decreased by 22.0% versus the prior year. On a LFL basis, EMEA net revenues decreased 20.1%, which was largely due to the COVID-19 pandemic, as lockdowns commenced in Italy in February followed by most of Europe and the Middle East in March.

Our operational progress against our turnaround plan continued in the quarter, even as market conditions deteriorated. In our mass beauty business, we continued to gain market share with Rimmel in the U.K., as well as Max Factor, Bruno Banani and adidas in Germany. In our prestige business, the strong performance of recent launches Hugo Boss Alive and CK Everyone contributed to market share gains for our portfolio in the region.

Reported operating loss in 3Q20 was $47.4 million compared to reported operating income of $53.8 million in the prior year period. The 3Q20 adjusted operating loss of $13.8 million decreased from adjusted operating income of $88.3 million in the prior year period, driven by the lower sales and resultant operating deleverage. For 3Q20, the adjusted operating margin decreased to (2.5)% from 12.5% in the prior year.

Asia Pacific

	Three Months Ended March 31, 2020			Nine Months Ended March 31, 2020
	Actual	Reported Basis YoY	LFL	Actual	Reported Basis YoY	LFL
Net Revenues	$124.7	(36.9)%	(34.8)%	$537.5	(11.4)%	(9.4)%

	Reported	Adjusted		Reported	Adjusted
Operating Income (Loss)	$(24.7)	$(17.6)		$3.0	$24.2
Operating Margin	(19.8)%	(14.1)%		0.6%	4.5%

3Q20 Asia Pacific net revenues of $124.7 million decreased 36.9% on a reported basis and decreased 34.8% LFL. The decline was largely the result of the COVID-19 pandemic, which impacted the region, particularly China and surrounding Travel Retail, earlier than many other regions.

Since the lifting of the lockdowns in China, we have begun to see some improvement in the sales trends in China over the course of April, particularly in our Lancaster skincare brand, though the fragrance category remains pressured.

Reported operating loss in 3Q20 of $24.7 million declined from a reported operating income of $22.4 million in the prior year period. The 3Q20 adjusted operating loss of $17.6 million decreased from adjusted operating income of $29.2 million in the prior year period, fueled by the operating deleverage on the declining sales. The adjusted operating margin decreased to (14.1)% from 14.8% in the prior year.

Professional Beauty

	Three Months Ended March 31, 2020			Nine Months Ended March 31, 2020
	Actual	Reported Basis YoY	LFL	Actual	Reported Basis YoY	LFL
Net Revenues	$360.1	(14.1)%	(11.9)%	$1,304.1	(3.3)%	(1.2)%

	Reported	Adjusted		Reported	Adjusted
Operating Income	$2.1	$19.3		$112.4	$163.9
Operating Margin	0.6%	5.4%		8.6%	12.6%

Professional Beauty 3Q20 reported net revenues of $360.1 million declined by 14.1%, with LFL decreasing 11.9%. These declines were due to the COVID-19 pandemic, which resulted in a significant amount of salon door closures over the course of March, which impacted the Hair and Nail product lines. At the same time, ghd continued to generate strong sales growth, benefiting from its strong e-commerce business. Across the full division, e-commerce sales continued to grow in the double digits, supported by our DTC platforms and e-retailers.

Professional Beauty reported operating income of $2.1 million decreased from $33.0 million in the prior year period, while adjusted operating income declined to $19.3 million from $49.7 million. The Professional Beauty division adjusted operating margin of 5.4% decreased 650 bps from prior period, as solid gross margin improvement was offset by the operating deleverage.

Third Quarter Fiscal 2020 Business Review by Channel

	Three Months Ended March 31,
	Net Revenues		Change
(in millions)	2020	2019	Reported Basis	Organic (LFL)
Luxury	$563.9	$729.2	(22.7)%	(26.3)%
Consumer Beauty	602.7	840.3	(28.3)%	(16.9)%
Professional Beauty	361.4	421.1	(14.2)%	(12.0)%
Total	$1,528.0	$1,990.6	(23.2)%	(19.5)%

Luxury
•Luxury net revenues of $563.9 million, or approximately 37% of total net revenues, declined 22.7% as reported and declined 26.3% LFL, with the reported sales decline aided by the inclusion of Kylie Beauty sales in the current quarter. Pressure earlier in the quarter in China and Travel Retail accelerated over the course of March, as globally department stores, perfumeries and specialty retailers closed their doors.

Consumer Beauty
•Consumer Beauty net revenues of $602.7 million, or approximately 39% of total net revenues, declined 28.3% as reported and declined 16.9% LFL, with the reported sales decline pressured by the inclusion of Younique revenues in the prior year period. Sales in this channel experienced increased pressure during March, as traffic to mass retailers and drugstores globally declined, and consumers shifted their purchasing to more essential personal care categories, resulting in underperformance for the color cosmetics category.

Professional Beauty
•Professional Beauty net revenues of $361.4 million, or approximately 24% of total net revenues, declined 14.2% as reported and declined 12.0% LFL, due to a significant amount of salon door closures over the course of March, which impacted the Hair and Nail product lines, partially offset by growth in ghd.

Other Company Developments

Other company developments include:

•On February 28, 2020, Coty announced that Pierre Denis will succeed Pierre Laubies as Chief Executive Officer of Coty, and that Pierre-André Terisse will become Chief Operating Officer, while retaining in full his CFO role and responsibilities. In addition, the Coty Board of Directors elected Isabelle Parize and Justine Tan as non-executive directors, effective February 27, 2020.
•On March 25, 2020, Coty announced that it started producing hydro-alcoholic gel, which is used as hand sanitizer, to help combat the COVID-19 virus. The products are being distributed free of charge to emergency services staff, as well as to Coty employees working at plants and distribution centers, and pharmacy staff at select retail customers.
•On March 27, 2020, the Company paid a quarterly dividend of $0.125 per common share. The participation rate in the dividend reinvestment program totaled 65% in the quarter to receive the dividend 50% cash and 50% stock.
•On April 29, 2020, Coty secured a holiday on its leverage covenant for the next 4 quarters, with no change in funding costs.
•As Coty focuses on preserving cash in this critical time, the Company is suspending the dividend through April 1, 2021 or until such later date that it reaches a leverage ratio of 4x.
•On May 11, 2020, Coty announced the expansion of its turnaround plan, targeting to reduce its fixed cost structure by 25% or ~$700M over the next 30 months, with over 2/3 of the savings incremental to the original turnaround plan. These cost reductions will be achieved through a combination of further consolidating its supply network, headcount restructuring, and substantial reduction in its non-people costs. The Company does not expect an increase in its one-time cash costs associated with this cost reduction program, with approximately $500M of one-time cash costs remaining under the previously announced turnaround plan to be spent between FY21-FY23.
•On May 11, Coty commenced a strategic partnership with KKR, resulting in immediate KKR investment of $750M via convertible preferred shares. KKR and Coty are in exclusive talks for a 60/40 partnership for Coty’s Professional Beauty and Retail Hair businesses ($2.35 billion in FY19 revenues) for an enterprise value of $4.3 billion.

Conference Call

Coty Inc. will host a conference call at 8:30 a.m. (ET) today, May 11, 2020 to discuss its results. The dial-in number for the call is (866) 834-4311 in the U.S. or (720) 405-2213 internationally (conference passcode number: 9961349). The live audio webcast and presentation slides will be available at http://investors.coty.com. The conference call will be available for replay.

About Coty Inc.

Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, hair color and styling, and skin and body care. Coty is the global leader in fragrance, a strong number two in professional hair color & styling, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, the impact of COVID-19, the Company’s turnaround plan announced on July 1, 2019 (including the cost reduction program announced on May 11, 2020, the "Turnaround Plan"), strategic planning, targets, segment reporting and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the strategic review of its Professional Beauty business, associated consumer hair and nail brands and Brazilian operations and any transaction related thereto, including the strategic partnership with KKR

(the “Strategic Review”), including timing of such Strategic Review and any transaction and the use of proceeds from any such transaction, the issuance of preferred shares to KKR, its future operations and strategy, ongoing and future cost efficiency and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), investments, licenses and portfolio changes, synergies, savings, performance, cost, timing and integration of acquisitions (including the strategic partnership with Kylie Jenner), future cash flows, liquidity and borrowing capacity, the availability of local government funding or reimbursement programs in connection with COVID-19 (including expected timing and amounts), timing and size of cash outflows and debt deleveraging, the timing and terms of equity financing transactions, the performance of launches or relaunches, the timing and impact of current or future destocking or shelf spaces losses, impact and timing of supply chain disruptions and the resolution thereof, timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Turnaround Plan, including operational and organizational structure changes, segment reporting changes, operational execution and simplification initiatives, the move of the Company’s headquarters, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the impact of COVID-19, including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on our ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks, joint-venture partners, to meet their obligations to the Company, in particular, collections from customers, the extent that government funding and reimbursement programs in connection with COVID-19 are available to the Company, and the ability to successfully implement measures to respond to such impacts;
•the Company’s ability to successfully implement its multi-year Turnaround Plan, including its management headquarters relocation, management realignment, reporting structure changes, and segment reporting changes and the expansion of such plan to further reduce the Company's cost base, and to develop and achieve its global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry and achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) within the expected time frame or at all;
•the result of the Strategic Review and whether such Strategic Review will result in any transactions (whether relating to all or part of the businesses in scope of the review), the timing, costs and impacts of any such transactions or divestitures, and the amount and use of proceeds from any such transactions;
•the issuance of preferred shares to KKR;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s existing beauty business, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to its current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes, the assessment of goodwill, other intangible assets and long-lived assets for impairment, the market value of inventory, and the fair value of assets and liabilities associated with acquisitions or divestitures;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's response to COVID-19, the Turnaround Plan, the Strategic Review and any related transaction, including divestiture, the integration of the strategic partnership with Kylie Jenner, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with the Company’s business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs (including through its cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through its restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and luxury channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes;
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s stock dividend reinvestment program and dividend policy;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•our dependence on certain licenses (especially in the fragrance category) and the Company's ability to renew expiring licenses on favorable terms or at all;
•the Company's dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of Brexit (and business or market disruption arising from a "hard Brexit"), the current U.S. administration, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates;
•currency exchange rate volatility and currency devaluation;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to the tender offer by Cottage Holdco B.V. (the “Cottage Tender Offer”);
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, the move of the Company’s headquarters to Amsterdam, implementation of the Strategic Review, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation and the California Consumer Privacy Act) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes, including the co-location of key business leaders and functions in Amsterdam;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Cottage Tender Offer and of the Turnaround Plan, and the Strategic Review and any related transactions, on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with Cottage Holdco B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.

When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and other periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Investor Relations

Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media Relations
Lisa Kessler, +1 917 348-3373
lisa_kessler@cotyinc.com

Arnaud Leblin, +33 1 58 71 72 00
arnaud_leblin@cotyinc.com

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare operating performance from period to period. In calculating adjusted operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin and EPS (diluted), the Company excludes the following items:
•Costs related to acquisition and divestiture activities: The Company excludes acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.
•Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from the non-GAAP financial measures, management is able to evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
•Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gain on sale of business: The Company excludes the impact of the Gain on sale of business as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of divestitures. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Other expense: The Company excludes the impact of costs incurred for legal and advisory services rendered in connection with the evaluation of the tender offer initiated by certain of our shareholders. Our management believes these costs do not reflect our underlying ongoing business, and the adjustment of such costs helps investors and others compare and analyze performance from period to period. We have also excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.
The estimated supply chain impact to adjusted operating income in the prior year only includes the direct impact on net revenues and the associated impact on cost of sales, while the Company assumed no impact from any other operating expenses.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating

Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt and immediate liquidity. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, adjusted EBITDA is defined as adjusted operating income less depreciation and net debt is defined as total debt less cash and cash equivalents. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for net debt, see the table entitled “Reconciliation of Total Debt to Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions, except per share data)	2020	2019	2020	2019
Net revenues	$1,528.0	$1,990.6	$5,815.8	$6,533.1
Cost of sales	617.1	741.2	2,214.8	2,507.0
as % of Net revenues	40.4%	37.2%	38.1%	38.4%
Gross profit	910.9	1,249.4	3,601.0	4,026.1
Gross margin	59.6%	62.8%	61.9%	61.6%

Selling, general and administrative expenses	999.1	1,070.5	3,274.3	3,476.8
as % of Net revenues	65.4%	53.8%	56.3%	53.2%
Gain on sale of business	—	—	(84.5)	—
Amortization expense	87.6	86.7	248.7	267.7
Restructuring costs	(6.7)	6.7	134.2	43.7
Acquisition and divestiture-related costs	49.3	—	85.3	—
Asset impairment charges	40.4	—	40.4	977.7
Operating (loss) income	(258.8)	85.5	(97.4)	(739.8)
as % of Net revenues	(16.9)%	4.3%	(1.7)%	(11.3)%
Interest expense, net	73.6	72.0	222.1	204.4
Other expense, net	0.5	17.5	4.0	25.0
Loss before income taxes	(332.9)	(4.0)	(323.5)	(969.2)
as % of Net revenues	(21.8)%	(0.2)%	(5.6)%	(14.8)%
(Benefit) provision for income taxes	(68.5)	—	(99.0)	0.9
Net loss	(264.4)	(4.0)	(224.5)	(970.1)
as % of Net revenues	(17.3)%	(0.2)%	(3.9)%	(14.8)%
Net income attributable to noncontrolling interests	6.2	2.3	9.5	4.1
Net income attributable to redeemable noncontrolling interests	1.0	5.8	6.4	10.6
Net loss attributable to Coty Inc.	$(271.6)	$(12.1)	$(240.4)	$(984.8)
as % of Net revenues	(17.8)%	(0.6)%	(4.1)%	(15.1)%
Net loss attributable to Coty Inc. per common share:
Basic	$(0.36)	$(0.02)	$(0.32)	$(1.31)
Diluted	$(0.36)	$(0.02)	$(0.32)	$(1.31)
Weighted-average common shares outstanding:
Basic	760.8	751.4	757.7	751.1
Diluted	760.8	751.4	757.7	751.1

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended March 31, 2020
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$1,528.0	—	$1,528.0	$42.9	$1,570.9
Gross profit	910.9	11.2	922.1	24.3	946.4
Gross margin	59.6%		60.3%		60.2%
Operating income	(258.8)	258.9	0.1	3.1	3.2
as % of Net revenues	(16.9)%		—%		0.2%
Net (loss) income attributable to Coty Inc.	$(271.6)	$209.9	$(61.7)
as % of Net revenues	(17.8)%		(4.0)%

EPS (diluted)	$(0.36)		$(0.08)

	Three Months Ended March 31, 2019
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,990.6	—	$1,990.6
Gross profit	1,249.4	2.2	1,251.6
Gross margin	62.8%		62.9%
Operating (loss) income	85.5	144.0	229.5
as % of Net revenues	4.3%		11.5%
Net (loss) income attributable to Coty Inc.	$(12.1)	$113.7	$101.6
as % of Net revenues	(0.6)%		5.1%

EPS (diluted)	$(0.02)		$0.13

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income” for a detailed description of adjusted items.

	Nine Months Ended March 31, 2020
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$5,815.8	$—	$5,815.8	$130.0	$5,945.8
Gross profit	3,601.0	11.2	3,612.2	79.8	3,692.0
Gross margin	61.9%		62.1%		62.1%
Operating income	(97.4)	577.2	479.8	15.8	495.6
as % of Net revenues	(1.7)%		8.2%		8.3%
Net income attributable to Coty Inc.	$(240.4)	$434.4	$194.0
as % of Net revenues	(4.1)%		3.3%

EPS (diluted)	$(0.32)		$0.25

	Nine Months Ended March 31, 2019
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$6,533.1	$—	$6,533.1
Gross profit	4,026.1	12.0	4,038.1
Gross margin	61.6%		61.8%
Operating (loss) income	(739.8)	1,432.4	692.6
as % of Net revenues	(11.3)%		10.6%
Net (loss) income attributable to Coty Inc.	$(984.8)	$1,348.8	$364.0
as % of Net revenues	(15.1)%		5.6%

EPS (diluted)	$(1.31)		$0.48

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2020	2019	Change	2020	2019	Change
Reported Operating Income (Loss)	$(258.8)	$85.5	<(100%)	$(97.4)	$(739.8)	87%
% of Net revenues	(16.9)%	4.3%		(1.7)%	(11.3)%
Restructuring and other business realignment costs (a)	81.6	57.3	42%	287.3	187.0	54%
Amortization expense (b)	87.6	86.7	1%	248.7	267.7	(7)%
Costs related to acquisition and divestiture activities (c)	49.3	—	N/A	85.3	—	N/A
Gain on sale of business (d)	—	—	N/A	(84.5)	—	N/A
Asset impairment charges (e)	40.4	—	N/A	40.4	977.7	(96)%
Total adjustments to Reported Operating Income	$258.9	$144.0	80%	$577.2	$1,432.4	(60)%
Adjusted Operating Income	$0.1	$229.5	(100)%	$479.8	$692.6	(31)%
% of Net revenues	—%	11.5%		8.2%	10.6%
(a)In the three months ended March 31, 2020, we incurred restructuring and other business structure realignment costs of $81.6. We incurred Restructuring savings of $(6.7) primarily related to changes in estimate in our restructuring plans, partially offset by additional costs related to the Turnaround Plan, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $88.3 primarily related to the Turnaround Plan and certain other programs. This amount includes $77.1 reported in selling, general and administrative expenses and $11.2 reported in cost of sales in the Condensed Consolidated Statement of Operations. In the three months ended March 31, 2019, we incurred restructuring and other business structure realignment costs of $57.3. We incurred Restructuring costs of $6.7 primarily related to our Global Integration Activities, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $50.6 primarily related to our Global Integration Activities and certain other programs. This amount includes $48.4 reported in selling, general and administrative expenses and $2.2 reported in cost of sales in the Condensed Consolidated Statements of Operations, primarily due to costs incurred for the realignment of the business due to the P&G Beauty Business.
In the nine months ended March 31, 2020, we incurred restructuring and other business structure realignment costs of $287.3. We incurred Restructuring costs of $134.2 primarily related to the Turnaround Plan, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $153.1 primarily related to the Turnaround Plan and certain other programs. This amount includes $141.9 reported in selling, general and administrative expenses and $11.2 reported in cost of sales in the Condensed Consolidated Statement of Operations. In the nine months ended March 31, 2019, we incurred restructuring and other business structure realignment costs of $187.0. We incurred Restructuring costs of $43.7 primarily related to Global Integration Activities and 2018 Restructuring Actions, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $143.3 primarily related to our Global Integration Activities and certain other programs. Of this amount $131.3 is included in selling, general and administrative expenses and $12.0 is included in cost of sales, primarily due to costs incurred for the realignment of the business due to the P&G Beauty Business.
(b)In the three months ended March 31, 2020, amortization expense increased to $87.6 from $86.7 in the three months ended March 31, 2019. In the three months ended March 31, 2020, amortization expense of $29.7, $33.6, $7.1, $17.2, and $0.0 was reported in the Americas, EMEA, Asia Pacific, Professional Beauty and Other segments, respectively. In three months ended March 31, 2019, amortization expense of $20.0, $34.6, $6.9, $16.7, and $8.5 was reported in the Americas, EMEA, Asia Pacific, Professional Beauty, and Other segments, respectively.
In the nine months ended March 31, 2020, amortization expense decreased to $248.7 from $267.7 in the nine months ended March 31, 2019. In the nine months ended March 31, 2020, amortization expense of $66.8, $101.8, $21.2, and $51.5 and $7.4 was reported in the Americas, EMEA, Asia Pacific, Professional Beauty, and Other segments, respectively. In the nine months ended March 31, 2019, amortization expense of $61.8, $106.2, $20.9, $52.7, and $26.1 was reported in the Americas, EMEA, Asia Pacific, Professional Beauty, and Other segments, respectively.
(c)In the three months ended March 31, 2020 we incurred $49.3 of costs related to acquisition and divestiture activities. These costs were partially driven by consulting and legal fees associated with the King Kylie purchase agreement, as well as consulting and legal fees associated with the process to explore strategic alternatives, including divestment, of the Professional Beauty business including associated retail hair brands, as well as the Company’s Brazilian operations. In the three months ended March 31, 2019 there were no acquisition related charges incurred.
In the nine months ended March 31, 2020, we incurred $85.3 of cost relating to consulting and legal fees associated with the King Kylie purchase agreement, as well as consulting and legal fees associated with the process to explore strategic alternatives, including divestment, of the Professional Beauty business including associated retail hair brands, as well as the Company’s Brazilian operations. In the nine months ended March 31, 2019, there were no acquisition and divestiture related charges incurred.
(d)In the three months ended March 31, 2020 and in three months ended March 31, 2019, we did not divest any business.
In the nine months ended March 31, 2020, we completed the divestiture of Younique resulting in income of $84.5 included in Gain on sale of business in the Condensed Consolidated Statements of Operations. In nine months ended March 31, 2019, we did not divest any business.
(e)In the three months ended March 31, 2020 and in three months ended March 31, 2019 , we incurred asset impairment charges of $40.4 in Corporate, relating to indefinite-lived other intangible assets (related to the CoverGirl, Max Factor and Bourjois trademarks).
In the nine months ended March 31, 2020, we did not incur any asset impairment charges. In the nine months ended March 31, 2019, we incurred $977.7 of asset impairment charges primarily due to $832.5 related to goodwill, $90.8 related to indefinite-lived other intangible assets (mainly related to the CoverGirl and Clairol trademarks) and $7.0 related to finite-lived other intangible assets. Additionally, the Company identified indicators of impairment related to the philosophy trademark that is part of the Prestige Skin Care reporting unit and recorded an asset impairment charge of $22.8 and a $12.6 charge in the first quarter due to an acquired trademark associated with a terminated pre-existing license as a result of the acquisition. The Company also fully impaired a Corporate equity security investment and recorded an asset impairment charge of $12.0.

RECONCILIATION OF REPORTED INCOME (LOSS) BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
(in millions)	(Loss) Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	(Loss) Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported (Loss) Income Before Taxes	$(332.9)	$(68.5)	20.6%	$(4.0)	$—	—%
Adjustments to reported operating income (a) (b)	258.9	52.1		144.0	38.6
Other Adjustments (b) (c)	—	—		12.7	0.8
Adjusted (Loss) Income Before Taxes	$(74.0)	$(16.4)	22.2%	$152.7	$39.4	25.8%
(a)See a description of adjustments under “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income”.
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax benefit/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The benefit/provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non–GAAP measure of profitability.

The adjusted effective tax rate was 22.2% for the three months ended March 31, 2020 compared to 25.8% for the three months ended March 31, 2019. The differences were primarily due to the jurisdictional mix of income.

	Nine Months Ended March 31, 2020			Nine Months Ended March 31, 2019
(in millions)	(Loss) Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	(Loss) Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported (Loss) Income Before Taxes	$(323.5)	$(99.0)	30.6%	$(969.2)	$0.9	(0.1)%
Gain on sale of business adjustment (a)(b)	(84.5)	4.8		—	—
Adjustments to reported operating income (a) (b)	661.7	138.1		1,432.4	84.5
Other Adjustments (b) (c)	—	—		12.7	0.8
Adjusted Income Before Taxes	$253.7	$43.9	17.3%	$475.9	$86.2	18.1%

(a)See a description of adjustments under “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income”.
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.

The adjusted effective tax rate was 17.3% for the nine months ended March 31, 2020 compared to 18.1% for the nine months ended March 31, 2019. The differences were primarily due to the jurisdictional mix of income.

RECONCILIATION OF REPORTED NET INCOME (LOSS) TO ADJUSTED NET INCOME

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2020	2019	Change	2020	2019	Change
Reported Net (Loss) Income Attributable to Coty Inc.	$(271.6)	$(12.1)	<(100%)	$(240.4)	$(984.8)	76%
% of Net revenues	(17.8)%	(0.6)%		(4.1)%	(15.1)%
Adjustments to Reported Operating Income (a)	258.9	144.0	80%	577.2	1,432.4	(60)%
Adjustments to Other Expense (b)	—	12.7	N/A	—	12.7	(100)%
Adjustments to noncontrolling interests (b)	3.1	(3.6)	>100%	0.1	(11.0)	>100%
Change in tax provision due to adjustments to Reported Net Income Attributable to Coty Inc.	(52.1)	(39.4)	(32)%	(142.9)	(85.3)	(68)%
Adjusted Net Income Attributable to Coty Inc.	$(61.7)	$101.6	<(100%)	$194.0	$364.0	(47)%
% of Net revenues	(4.0)%	5.1%		3.3%	5.6%

Per Share Data
Adjusted weighted-average common shares
Basic	760.8	751.4		757.7	751.1
Diluted	760.8	753.9		762.1	753.0
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$(0.08)	$0.14		$0.26	$0.48
Diluted	$(0.08)	$0.13		$0.25	$0.48
(a) See a description of adjustments under “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income”.
(b) The amounts represent the impact of non-GAAP adjustments to Net income attributable to noncontrolling interest related to the Company’s majority-owned consolidated subsidiaries. The amounts are based on the relevant noncontrolling interest’s percentage ownership in the related subsidiary, for which the non-GAAP adjustments were made.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2020	2019	2020	2019
Net cash provided by operating activities	$(257.5)	$213.7	$204.5	$451.4
Capital expenditures	(61.4)	(71.6)	(206.4)	(330.9)
Free cash flow	$(318.9)	$142.1	$(1.9)	$120.5
RECONCILIATION OF TOTAL DEBT TO NET DEBT

(in millions)	March 31, 2020
Total debt	$9,425.9
Cash and cash equivalents	1,278.5
Net debt	$8,147.4

IMMEDIATE LIQUIDITY

As of
(in millions)	March 31, 2020
Cash and cash equivalents	$1,278.5
Unutilized revolving credit facility	11.2
Immediate Liquidity	1,289.7

RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Twelve Months Ended
(in millions)	March 31, 2020
Adjusted operating income(a)	$736.7
Depreciation (b)	381.7
Pension Adjustment (c)	3.0
Adjusted EBITDA	1,121.4
a Adjusted operating income for the twelve months ended March 31, 2020 represents the summation of the adjusted operating income for each of the three months ended June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020. For a reconciliation of adjusted operating income to operating income for each of those periods, see the tables entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income” and "Reconciliation of Reported Operating Income to Adjusted Operating Income by Segment" for each of those periods.
b The depreciation adjustment for the twelve months ended March 31, 2020 represents the summation of depreciation expense for each of the three months ended June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020, as adjusted by $0.0, $0.2, $7.8 and $9.1 respectively, for accelerated depreciation.  The accelerated depreciation for the three months ended March 31, 2020 reflects the useful life modifications on assets impacted by Turnaround Plan activities.
c The pension expense adjustment for the twelve months ended March 31, 2020 represents the summation of the non-service cost components of net periodic pension cost for each of the three months ended June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020.

NET DEBT/ADJUSTED EBITDA

March 31, 2020
Net Debt	8,147.4
EBITDA	1,121.4
Net Debt/Adjusted EBITDA	7.27

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended March 31,
	Net Revenues		Change		Reported Operating Income		Adjusted Operating Income
(in millions)	2020	2019	Reported Basis	Constant Currency	2020	Change	2020	Change
Americas	$492.6	$581.6	(15)%	(12)%	$(16.8)	<(100%)	$12.9	(77)%
EMEA	550.6	705.6	(22)%	(20)%	(47.4)	<(100%)	(13.8)	<(100%)
Asia Pacific	124.7	197.7	(37)%	(35)%	(24.7)	<(100%)	(17.6)	<(100%)
Professional	360.1	419.0	(14)%	(12)%	2.1	(94)%	19.3	(61)%
Other	—	86.7	(100)%	(100)%	—	100%	—	(100)%
Corporate	—	—	—%	—%	(172.0)	<(100%)	(0.7)	<(100%)
Total	$1,528.0	$1,990.6	(23)%	(21)%	$(258.8)	<(100%)	$0.1	(100)%

	Nine Months Ended March 31,
	Net Revenues		Change		Reported Operating Income		Adjusted Operating Income
(in millions)	2020	2019	Reported Basis	Constant Currency	2020	Change	2020	Change
Americas	$1,689.0	$1,897.4	(11)%	(9)%	$20.0	>100%	$86.8	(52)%
EMEA	2,229.7	2,406.0	(7)%	(5)%	108.8	>100%	210.6	(22)%
Asia Pacific	537.5	606.5	(11)%	(9)%	3.0	>100%	24.2	(62)%
Professional	1,304.1	1,348.6	(3)%	(1)%	112.4	1%	163.9	—%
Other	55.5	274.6	(80)%	(80)%	(11.0)	—%	(3.6)	<(100%)
Corporate	—	—	—%	—%	(330.6)	(7)%	(2.1)	<(100%)
Total	$5,815.8	$6,533.1	(11)%	(9)%	$(97.4)	87%	$479.8	(31)%

RECONCILIATION OF REPORTED OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended March 31, 2020
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Americas	$(16.8)	$(29.7)	$12.9	$1.9	$14.8
EMEA	(47.4)	(33.6)	(13.8)	0.5	(13.3)
Asia Pacific	(24.7)	(7.1)	(17.6)	0.4	(17.2)
Professional Beauty	2.1	(17.2)	19.3	0.2	19.5
Other	—	—	—	0.1	0.1
Corporate	(172.0)	(171.3)	(0.7)	—	(0.7)
Total	$(258.8)	$(258.9)	$0.1	$3.1	$3.2

OPERATING MARGIN
Americas	(3.4)%		2.6%		2.9%
EMEA	(8.6)%		(2.5)%		(2.4)%
Asia Pacific	(19.8)%		(14.1)%		(13.3)%
Professional Beauty	0.6%		5.4%		5.3%
Other	N/A		N/A		N/A
Corporate	N/A		N/A		N/A
Total	(16.9)%		—%		0.2%

	Three Months Ended March 31, 2019
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING (LOSS) INCOME
Americas	$36.4	$(20.0)	$56.4
EMEA	53.8	(34.5)	$88.3
Asia Pacific	22.4	(6.8)	$29.2
Professional Beauty	33.0	(16.7)	$49.7
Other	(2.9)	(8.5)	$5.6
Corporate	(57.2)	(57.5)	0.3
Total	$85.5	$(144.0)	$229.5

OPERATING MARGIN
Americas	6.3%		9.7%
EMEA	7.6%		12.5%
Asia Pacific	11.3%		14.8%
Professional Beauty	7.9%		11.9%
Other	(3.3)%		6.5%
Corporate	N/A		N/A
Total	4.3%		11.5%
(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” for a detailed description of adjusted items.

	Nine Months Ended March 31, 2020
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Americas	$20.0	$(66.8)	$86.8	$2.5	$89.3
EMEA	108.8	(101.8)	210.6	10.4	221.0
Asia Pacific	3.0	(21.2)	24.2	1.3	25.5
Professional Beauty	112.4	(51.5)	163.9	1.6	165.5
Other	(11.0)	(7.4)	(3.6)	—	(3.6)
Corporate	(330.6)	(328.5)	(2.1)	—	(2.1)
Total	$(97.4)	$(577.2)	$479.8	$15.8	$495.6

OPERATING MARGIN
Americas	1.2%		5.1%		5.2%
EMEA	4.9%		9.4%		9.7%
Asia Pacific	0.6%		4.5%		4.7%
Professional Beauty	8.6%		12.6%		12.4%
Other	(19.8)%		(6.5)%		(6.5)%
Corporate	N/A		N/A		N/A
Total	(1.7)%		8.2%		8.3%

	Nine Months Ended March 31, 2019
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Americas	$(293.3)	$(472.3)	$179.0
EMEA	(207.6)	(477.9)	270.3
Asia Pacific	(29.4)	(93.0)	63.6
Professional Beauty	110.8	(52.7)	163.5
Other	(11.0)	(26.1)	15.1
Corporate	(309.3)	(310.4)	1.1
Total	$(739.8)	$(1,432.4)	$692.6

OPERATING MARGIN
Americas	(15.5)%		9.4%
EMEA	(8.6)%		11.2%
Asia Pacific	(4.8)%		10.5%
Professional Beauty	8.2%		12.1%
Other	(4.0)%		5.5%
Corporate	N/A		N/A
Total	(11.3)%		10.6%
(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended March 31, 2020 vs. Three Months Ended March 31, 2019 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisition/Divestiture[1]	Organic (LFL)
Americas	(15)%	(12)%	7%	(19)%
EMEA	(22)%	(20)%	—%	(20)%
Asia Pacific	(37)%	(35)%	—%	(35)%
Professional Beauty	(14)%	(12)%	—%	(12)%
Other	(100)%	(100)%	(100)%	—%
Total Company	(23)%	(21)%	(1)%	(20)%
1Divestiture reflects the net revenue from the divestiture of Younique in the three months ended March 31, 2019.

	Nine Months Ended March 31, 2020 vs. Nine Months Ended March 31, 2019 Net Revenue Change
Net Revenues Change YoY	Reported	Constant Currency	Impact from the Acquisition/Divestiture [1]	Organic (LFL)
Americas	(11)%	(9)%	2%	(11)%
EMEA	(7)%	(5)%	—%	(5)%
Asia Pacific	(11)%	(9)%	—%	(9)%
Professional Beauty	(3)%	(1)%	—%	(1)%
Other	(80)%	(80)%	(48)%	(32)%
Total Company	(11)%	(9)%	(2)%	(7)%

1.Acquisition reflects the net revenue from Kylie in the three months ended March 31, 2020. Divestiture reflects the net revenue from the divestiture of Younique in the month ended September 30, 2019, as compared to the month ended September 30, 2019 and the six months ended March 31, 2019.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	March 31, 2020	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,278.5	$340.4
Restricted cash	33.1	40.0
Trade receivables	844.2	1,161.2
Inventories	959.9	1,153.3
Prepaid expenses and other current assets	557.4	577.8
Total current assets	3,673.1	3,272.7
Property and equipment, net	1,355.9	1,600.6
Goodwill	4,922.1	5,073.8
Other intangible assets, net	7,442.2	7,422.3
Operating lease right-of-use assets(a)	477.1	—
Other noncurrent assets	439.6	296.0
TOTAL ASSETS	$18,310.0	$17,665.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,422.1	$1,732.7
Short-term debt and current portion of long-term debt	185.9	193.8
Current operating lease liabilities(a)	104.9	—
Other current liabilities	1,372.9	1,550.6
Total current liabilities	3,085.8	3,477.1
Long-term debt, net	9,172.0	7,469.9
Long-term operating lease liabilities(a)	429.0	—
Other noncurrent liabilities	1,563.4	1,673.2
Total liabilities	14,250.2	12,620.2
REDEEMABLE NONCONTROLLING INTERESTS	98.7	451.8
Total Coty Inc. stockholders’ equity	3,732.2	4,586.9
Noncontrolling interests	228.9	6.5
Total equity	3,961.1	4,593.4
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$18,310.0	$17,665.4

(a) Reflects the July 1, 2019 modified retrospective adoption of ASU 2016-02, Leases.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended March 31,
(in millions)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(224.5)	$(970.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	547.7	550.3
Non-cash lease expense (a)	81.5	—
Deferred income taxes	(150.7)	(57.5)
Share-based compensation	18.1	7.8
Gain on sale of business	(84.5)	—
Asset impairment charges	40.4	977.7
Other	126.4	91.5
Change in operating assets and liabilities, net of effects from purchase of acquired companies and sale of business:
Trade receivables	206.0	290.1
Inventories	97.2	(59.4)
Accounts payable	(246.0)	(5.3)
Operating lease liabilities (a)	(80.9)	—
Other assets and liabilities, net	(126.2)	(373.7)
Net cash provided by operating activities	204.5	451.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(206.4)	(330.9)
Proceeds from sale of business, net of cash disposed (b)	25.6	—
Payment for business combinations and asset acquisitions, net of cash acquired (c)	(592.2)	(40.8)
Proceeds from sale of assets	0.2	0.7
Net cash used in investing activities	(772.8)	(371.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt, net	1,811.5	321.0
Dividend payment	(196.9)	(282.8)
Purchase of remaining mandatorily redeemable noncontrolling interest	(45.0)	—
Other financing activities	(39.8)	(54.9)
Net cash provided by (used in) financing activities	1,529.8	(16.7)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(30.3)	(5.7)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	931.2	58.0
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	380.4	362.2
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$1,311.6	$420.2

(a) Reflects the July 1, 2019 modified retrospective adoption of ASU 2016-02, Leases.
(b) On August 27, 2019, the Company entered into a Contribution and Redemption Agreement to transfer all of its membership interest in Foundation, LLC (“Foundation”), which held the net assets of Younique, LLC (“Younique”), to an existing noncontrolling interest holder. Consideration received at the Closing Date consisted of $50.0 cash and a secured promissory note with a face value of $27.9.
(C) On January 6, 2020, the Company completed the Purchase Agreement with King Kylie, LLC. Consideration paid at the Closing Date consisted of $600.0.